Exhibit 99.1

Epiq Systems Appoints President and Chief Operating Officer

Brad D. Scott to Board of Directors

Kansas City, KS (January 12, 2015)—Epiq Systems, Inc. (NASDAQ:EPIQ), a leading provider of integrated technology solutions for the global legal profession, today announced the appointment of Brad D. Scott, president and chief operating officer, to Epiq’s Board of Directors, effective January 12, 2015.

The appointment of Mr. Scott fills the Board seat vacated in December 2014 and brings the number of directors back to nine. Of the nine directors, seven are independent directors and two are executive officers of the company.

“Brad is an exceptional executive with a proven leadership record that spans legal and eDiscovery settings,” said Tom W. Olofson, chairman and chief executive officer. “He has made significant contributions across our global operations and his appointment further strengthens our Board as we focus on delivering value for our clients and shareholders.”

Mr. Scott was appointed president and chief operating officer in May 2014. He joined Epiq following the acquisition in December 2011 of De Novo Legal LLC, a leading international document review and eDiscovery provider where he served as president. Since joining Epiq, he has served in various executive roles including executive vice president, chief of staff and chief human resources officer.

Mr. Scott has extensive legal industry experience including executive roles at WilmerHale, LLP, Heller Ehrman, LLP and Weil, Gotshal and Manges, LLP and as a strategic consultant and executive at IBM. He holds an MS degree in human performance from the University of Illinois and a BS degree in engineering from The United States Military Academy at West Point.

About Epiq Systems

Epiq Systems is a leading global provider of integrated technology solutions for the legal profession, including electronic discovery, bankruptcy, and class action and mass tort administration. We also offer full-service capabilities to support litigation, investigations, financial transactions, regulatory compliance and other legal matters. Our innovative technology and services, deep subject-matter expertise and global presence spanning 45 countries served from 20 locations allow us to provide secure, reliable solutions to the worldwide legal community. Visit us at www.epiqsystems.com.

Investor Contacts
Kelly Bailey	Chris Eddy or David Collins
Epiq Systems	Catalyst Global
913-621-9500	212-924-9800
ir@epiqsystems.com	epiq@catalyst-ir.com

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